SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                          -----------------------


                                 FORM 8-K

                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date earliest event reported)    January 14, 1994
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                  Wherehouse Entertainment, Inc.
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        (Exact name of registrant as specified in charter)


    Delaware                1-8281               13-3439558
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(State or Other        (Commission File       (IRS Identification
Jurisdiction of             Number)                Number)
 Incorporation

   19701 Hamilton Avenue, Torrance, California      90502-1334
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    (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code:
                     (310)538-2314
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  (Former Name or Former Address, if Changed Since Last Report)


              This current report contains 3 pages.


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Item 5.   Other Events.

Acquisition of Retail Music Stores:

          On November 29, 1993, Wherehouse Entertainment, Inc. (the "Company") and Pegasus Music and Video, Inc. , a Utah corporation ("Pegasus"), entered into an Agreement of Purchase and Sale (the "Agreement") pursuant to which the Company would acquire from Pegasus (i) leasehold interests for up to 15 retail stores (collectively, the "Stores"), fourteen of which are located in Utah and one of which is located in Montana, (ii) substantially all of the furniture, fixtures, equipment and supplies located in the Stores, (iii) inventory in the Stores,
(iv) trade names and trademarks, and (v) certain other assets. The purchase price would consist principally of (i) up to $5,450,000 in cash (subject to downward adjustment for those leases not transferred or those leases expiring on or before December 31, 1995 which were not extended) and (ii) an amount of cash equal to the value of the inventory transferred (as determined by audits conducted immediately prior to the closing).

          The closing was held on January 14, 1994. At the Closing, the Company acquired Store leaseholds for fifteen
Stores, related assets and most of Pegasus' inventory.

          The total purchase price paid at the closing was approximately $8,100,000 of which $3,063,000 represented 75% of the purchase price of the estimated amount of inventory purchased. The balance of the purchase price for the inventory is subject to adjustment and will be disbursed after the actual amount of purchased inventory is determined. Pursuant to the Agreement, an additional $247,275 will be paid to Pegasus upon the Company's obtaining an extension of the lease for one of the Stores. Additionally, the Company has spent and will spend other monies to equip the Pegasus stores with information systems, security equipment and signage comparable to that of the Company's other stores.





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                           SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  WHEREHOUSE ENTERTAINMENT, INC.


January 28, 1994                  By:      /s/ Scott Young
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                                     Scott Young
                                     Chairman of the Board